Exhibit 99.1

Armco Metals Holdings Announces Financial Results for the First Quarter of 2015

SAN MATEO, Calif., May 15, 2015 -- Armco Metals Holdings, Inc. ("Armco Metals Holdings" or "the Company") (NYSE MKT:AMCO), a U.S. based company that engages in the import, sale, and distribution of metal ore and non-ferrous metals in the People's Republic of China, recycles scrap metals used by steel mills in the production of recycled steel and provides sourcing and pricing services for various metals to its network of customers, today announced its financial results for the first quarter of 2015.

SUMMARY FINANCIALS

First Quarter 2015 Results
	Q1 2015	Q1 2014
Net Revenues	$43.1 million	$9.9 million
Gross Profit (Loss)	$(3.9) million	$(1.2) million
Net Income (Loss)	$(1.0) million	$(3.6) million
EPS (Fully Diluted) (Loss)	$(0.18)	$(1.20)

First Quarter of 2015 Financial Results

For the first quarter of 2015, ended March 31, 2015, net revenue was $43.1 million, a 334% increase compared to net revenue of $9.9 million recorded in the first quarter of 2014. The significant increase in revenue in the first quarter of 2015 was primarily due to $15.8 million in the sales of barley, an increase of $13.8 million in the sales of scrap metals, $8.8 million in the sales of raw wood, and an increase of $2.2 million in the sales of steel billet, partially offset by a decrease of $1.3 million in the sales of chrome ore and a decrease of $5.9 million in the sales of manganese ore. By business section, during the quarter, our recycling business and trading business generated revenue of $15.0 million and $28.1 million, increased by $12.3 million or 469% and $20.8 million or 286%, respectively, compared to same period of last year. The significant increase in recycling sales was due to the increased production and operation of our recycling facility compared to comparable period of last year. The increase in trading business revenue was primarily due to the new products, wood and barley, brought into this quarter which contributed total $24.6 million of revenue.

Gross profit for the first quarter of 2015 was $(3.9) million as compared to gross profit of $(1.2) million in the first quarter of 2014. Gross margin (loss) in the first quarter of 2014 was ( 9.0%) compared to (11.7%) in the first quarter of 2014. The negative gross profit and gross margin was largely due to a significant increase in cost of goods sold in our recycling business as a result of the decline in scrap metal prices and a approximately $1.4 million inventory write off during the quarter. The negative gross margin of recycling business in the first quarter was also due to the scraps sold in the quarter was all the scraps with low value, while the non-ferrous scraps with higher margin was just delivered in the second quarter although the contracts were entered into in the first quarter.

Total operating expenses for the first quarter of 2015 decreased to approximately $1.4 million compared to $2.3 million for the same period in 2014, resulted from a decrease of $0.55 million in general and administrative expenses, a decrease of $0.14 million in professional fees, a decrease in of $0.09 million in selling expenses, and a decrease of $0.08 million in operating cost of idle manufacturing facility.

Operating loss for the first quarter of 2015 was $5.3 million compared to an operating loss of $3.5 million in the first quarter of 2014.

Net loss for the first quarter of 2015 was $1.03 million, or $0.18 loss per diluted share, compared to net loss $3.62 million or $1.20 loss per share for the same period last year. The weighted average diluted shares outstanding increased from 3.0 million in the first quarter of 2014 to 5.8 million in the first quarter of 2015, due to equity issuance for capital raise, payment and compensation and converted debt after the end of first quarter of 2014 .

Mr. Kexuan Yao, Chairman and CEO of Armco Metals, stated, “China's steel output and demand both fell in the first quarter of the year as the economy grew at the slowest pace since the global recession. Our business was adversely affected by the market, combining with seasonal factors, resulting in a net loss during the quarter. However, both of our recycling and trading business revenue increased significantly as result of increased production and sales and new products. We believe our solid and sound foundation in the industry, our strong relationship with our customers and suppliers around the world, and the strategy we have developed will enable us to overcome various challenges and fully leverage our operating model to generate incremental revenue and profitability, especially, recently in the second quarter we sold more recycled nonferrous metal scraps which is expected to generate higher gross profit and substantially improve our gross margin. Also with the recent favorable export tariff change for steel products, we have exported more steel products in the second quarter and seek to grow our exporting business as new sources of our business growth.”

Financial Conditions

As of March 31, 2015, the Company had $0.18 million in cash and cash equivalents, compared to $1.9 million at the end of 2014. Working capital was $15.4 million and a current ratio of 1.43:1 on March 31, 2015 compared to 15.6 million and 1.38:1 on December 31, 2014. Total accounts receivable decreased $10.6 million to $32.6 million at the end of the first quarter of 2015 compared to $43.2 million at the year end of 2014 primarily due to the payment we received in the first quarter for our sales made during 2014. Inventories increased $1.46 million at March 31, 2015 from December 31, 2014, primarily due to the increase of scrap metal inventories for increased production. As of March 31, 2015, shareholders' equity was $54.6 million, essentially flat from December 31, 2014.

Cash decreased $1.7 million during the first quarter of 2015 as compared to an increase of $0.4 million during the comparable period in 2014. During the first quarter the Company had a $36,159 of cash inflow from investing activities, and used cash of $1.35 million in operating activities and cash of $0.41 million in financing activities.

The Company has bank facilities, which provide for cash borrowings or the issuance of commercial letters of credit required in its metal ore trading business, aggregating $79.9 million.  Approximately $70.8 million was available under these facilities at March 31, 2015.

Business Updates

The Company's trading business revenue increased to approximately $28.1 million during the first quarter of 2015 compared to $7.3 million in the same period in 2014 primarily due to sales in new products of raw wood and barley, as well as the increased sales in steel billet. In the second quarter of 2015 so far, the Company has delivered approximately 5,000 metric tons of steel billet to a client in Korea at contract value of approximately $1.9 million with gross margin of approximately 2%. And for the second quarter so far the Company also has sales orders of raw wood at contract value of approximately $22 million to be delivered in the second quarter.

During the first quarter of 2015, despite the Chinese New Year holiday and the weak demand and market, both production and revenues of recycling business continued to increase compared to the same period of last year. In the second quarter so far, the Company has delivered non-ferrous scrap metals of approximately 2,455 metric tons and expect to generate estimated gross profit of approximately $4.9 million from the sales which sales contracts were signed in the first quarter. In addition, so far the Company has delivered approximately 15,000 metric tons scrap metals at contract amounted to approximately $4.1 million in the second quarter.

ABOUT ARMCO METALS HOLDINGS, INC.

Armco Metals Holdings, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout China and is in the recycling business in China. Armco Metals' customers include some of the fastest growing steel producing mills and foundries throughout China. Raw materials are acquired from a global group of suppliers located in various countries, including, but not limited to, Brazil, India, Indonesia, Ukraine and the United States. Armco Metals' product lines include ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore, steel billet, recycled scrap metals, raw wood and barley. For more information about Armco Metals, please visit http://www.armcometals.com.

SAFE HARBOR STATEMENT

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Armco Metals Holdings, Inc., is hereby providing cautionary statements identifying certain important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") are forward-looking and involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding our net revenues and production related to our scrap metal recycling operations, including our ability to operate the facility efficiently and profitability, the sufficiency of our working capital, pricing and volatile demand for our product lines, the extent of government imposed energy and monetary policy restrictions and resulting blackouts and associated impact on our trading and recycling operations, our ability to consummate the pending acquisition of Draco Resources, Inc., risks associated with the success of its future business and operations, and the significant dilution to our stockholders if the acquisition of Draco Resources, Inc. is closed.

We caution that investors should not place undue reliance on any forward-looking statements herein. Further, any forward-looking statement speaks only as of the date on which such statement is made. We qualify all of our forward-looking statements in this press release by these cautionary statements including those made in Part II, Item 1A. Risk Factors appearing in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, as well as in Part I. Item 1A. Risk Factors appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contact:

CONTACT INFORMATION:

Armco Metals Holdings, Inc.
US Investor Relations Contact
Christina Xiong
Office: 650.212.7620
Email: ir@armcometals.com
Website: www.armcometals.com

China
Ripple Zhang
Office: 86-21-62375286
Email: ripple.zhang@armcometals.com
Website: www.armcometals.com

Financial Statements

ARMCO METALS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$177,840	$1,884,887
Pledged deposits	10,565	498,615
Marketable securities	27,087	73,943
Accounts receivable, net	32,619,810	43,202,886
Inventories	10,614,121	9,154,463
Advance on purchases	6,718,859	1,093,402
Prepayments and other current assets	973,309	1,164,603

Total Current Assets	51,141,591	57,072,799

Property, plant and equipment, net	32,071,949	32,563,929
Land use rights, net	6,114,352	6,108,283
Deferred tax assets	938,424	279,563

Total Assets	$90,266,316	$96,024,574

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Loans payable	$12,700,108	$17,011,843
Banker's acceptance notes payable and letters of credit	1,778,467	1,767,790
Current maturities of capital lease obligation	-	720,819
Accounts payable	6,152,761	5,497,866
Advances received from Chairman and CEO	976,366	877,076
Due to related parties	534,940	717,703
Customer deposits	1,478,018	1,467,281
Corporate income tax payable	817,185	815,073
Value added tax and other taxes payable	4,906,614	5,747,470
Deferred tax liabilities	3,529,990	2,965,196
Accrued expenses and other current liabilities	2,839,214	3,850,095

Total Current Liabilities	35,713,663	41,438,212

Total Liabilities	35,713,663	41,438,212

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 5,973,749 and 5,615,088 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	5,974	5,615
Additional paid-in capital	46,476,490	45,968,908
Retained earnings	3,459,113	4,491,948
Accumulated other comprehensive income	4,611,076	4,119,891

Total Stockholders' Equity	54,552,653	54,586,362

Total Liabilities and Stockholders' Equity	$90,266,316	$96,024,574

ARMCO METALS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Thee Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)

NET REVENUES	$43,070,014	$9,918,651

COST OF GOODS SOLD	46,960,716	11,082,455

GROSS PROFIT	(3,890,702)	(1,163,804)

OPERATING EXPENSES:
Selling expenses	9,537	100,855
Professional fees	77,204	214,454
General and administrative expenses	888,212	1,438,126
Operating cost of idle manufacturing facility	455,547	534,972

Total operating expenses	1,430,500	2,288,407

LOSS FROM OPERATIONS	(5,321,202)	(3,452,211)

OTHER (INCOME) EXPENSE:
Interest income	(95)	(98,268)
Interest expense	282,873	672,942
Investment loss	158,999	-
Change in fair value of derivative liabilities	15,427	(477,909)
Loan guarantee expense	-	13,002
Gain on forgiveness of short-term debt	(4,074,448)	-
Other (income) expense	(561,314)	58,303

Total other (income) expense	(4,178,558)	168,070

LOSS BEFORE INCOME TAX PROVISION	(1,142,644)	(3,620,281)

INCOME TAX BENEFIT	(109,809)	-

NET LOSS	(1,032,835)	(3,620,281)

OTHER COMPREHENSIVE INCOME (LOSS):
Change in unrealized income (loss) on marketable securities	148,302	21,938
Foreign currency translation gain (loss)	342,883	(408,558)

COMPREHENSIVE LOSS	$(541,650)	$(4,006,901)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:

Net loss per common share - basic and diluted	$(0.18)	$(1.20)

Weighted Average Common Shares Outstanding - basic and diluted	5,753,642	3,005,279

ARMCO METALS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,032,835)	(3,620,281)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation expense	684,252	706,766
Amortization expense	17,962	30,782
Deferred income taxes	(109,810)	-
Gain on forgiveness of capital lease obligation	(125,371)	-
Gain on forgiveness of short-term debt	(4,074,448)	-
Change in fair value of derivative liabilities	15,427	(477,909)
Loss on sales of marketale securities	158,999	-
Amortization of debt discount	95,298	494,593
Stock based compensation	251,349	1,017,031
Stock issued for third-party services	41,800	-
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Changes in operating assets and liabilities:
Accounts receivable	10,781,952	8,777,149
Inventories	(1,397,929)	3,526,376
Advance on purchases	(5,594,403)	269,806
Prepayments and other current assets	220,917	(1,080,644)
Banker's acceptance notes payable and letters of credit	-	(5,326,288)
Accounts payable	655,231	(4,898,046)
Customer deposits	1,866	501,493
Taxes payable	(894,388)	(354,926)
Accrued expenses and other current liabilities	(1,044,813)	152,365

NET CASH USED IN OPERATING ACTIVITIES	(1,348,944)	(281,733)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from release of pledged deposits	-	5,409,660
Payment made towards pledged deposits	-	(1,816,273)
Cash received from sales of marketable securities	36,159	-

NET CASH PROVIDED BY INVESTING ACTIVITIES	36,159	3,593,387

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	-	6,082,898
Repayment of loans payable	(221,624)	(9,135,603)
Repayment of capital lease obligation	(107,712)	-
Advances from (repayment to) Chairman and CEO	103,756	77,918
Advances from (repayment to) related parties	(186,284)	78

NET CASH USED IN FINANCING ACTIVITIES	(411,864)	(2,974,709)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	17,602	66,802

NET CHANGE IN CASH	(1,707,047)	403,747

Cash at beginning of the year	1,884,887	596,557

Cash at end of the period	$177,840	$1,000,304

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$62,298	$175,553
Income taxes paid	$-	$-

NON CASH FINANCING AND INVESTING ACTIVITIES:
Debt discount due to convertible feature	$95,298	$1,901,282
Change in fair value of marketable security	$148,302	$21,938
Reclassification of derivative liability to additional paid-in capital	$-	$117,267
Reclassification of derivative liability from equity	$110,725	$-
Common shares issued for conversion of debt and accrued interest	$104,067	$384,627
Capital lease obligation settled with pledge deposit	$488,934	$-